EXHIBIT 99.1

NEWS RELEASE
For Immediate Release on December 23, 2008

Giga-tronics Incorporated Announces $1.9 Million Contract for High Performance YIG Tuned Oscillator Products

SAN RAMON, Calif.--(BUSINESS WIRE)—December 23, 2008--Giga-tronics Incorporated (NASDAQ: GIGA) announced today it received a $1.9 million order for microwave components from a major supplier of test and measurement equipment.  The award for high performance YIG oscillators and signal processing modules will be fulfilled by Giga-tronics’ Microsource component manufacturing subsidiary located in Santa Rosa, California.  John Regazzi, CEO of Giga-tronics stated, "I’m pleased to offer our component expertise as an additional avenue to serve the test and measurement community, in conjunction with our high performance instruments and switching products.  This customer has used our components in the past and we are very pleased they have chosen to place another order with us.” The bulk of this order is scheduled to be delivered by the end of 2009.
    Founded in 1980, Giga-tronics Incorporated is a publicly held company, traded on the NASDAQ Capital Market under the symbol “GIGA”.  Giga-tronics is a leading engineering and design manufacturer of best-in-class RF and microwave signal generators, power amplifiers, power meters, USB power sensors, broadband switching matrices and high performance microwave signal processing components.  Research and Development production and calibration managers, scientists, engineers and technicians around the world use Giga-tronics test equipment and realize higher productivity and greater ease of use in many applications:  ATE systems, aerospace and defense telecommunications and general component test.  URL:  www.gigatronics.com.
This press release contains forward-looking statements concerning profitability, backlog and shipments.  Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellations or deferrals, disputes over performance and the ability to collect receivables.  For further discussion, see Giga-tronics’ annual report on Form 10-K for the fiscal year ended March 29, 2008 Part I, under the heading “Risk Factors” and Part II, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

Contact:
Giga-tronics Incorporated
Pat Lawlor, (925) 328-4656
Vice President, Finance/Chief Financial Officer